Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of November 30, 2024 ($ in thousands, except shares):

Components of Transactional Net Asset Value	November 30, 2024
Investments at fair value (cost of $2,696,169)	$2,938,661
Cash and cash equivalents	285,054
Other assets	103,158
Other liabilities	(271,033)
Accrued performance participation allocation	—
Management fee payable	—
Accrued shareholder servicing fees and distribution fees (1)	(2,498)
Transactional Net Asset Value	$3,053,342
Number of outstanding shares	107,658,682

(1) Shareholder servicing fees apply only to Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. Distribution fees apply only to Class S Shares, Class R-S Shares and Class U Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. As of November 30, 2024, we have accrued under GAAP $109,251 of shareholder servicing fees and distribution fees payable to the dealer-manager related to the Class S Shares, Class U Shares, Class R-D Shares and Class D Shares sold.

Effective January 1, 2025, the Company will update its Transactional Net Asset Value calculation methodology such that the Company may exclude from the calculation of Transactional Net Asset Value as of the relevant valuation date, tax liabilities of certain taxable subsidiaries through which the Company holds Infrastructure Assets that are contingent upon the expected manner of the divestment of the associated underlying Infrastructure Asset and are not expected to be recognized by the Company (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying Infrastructure Assets).

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of November 30, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$364,479	$439,467	$1,331,391	$21,710	$834,907	$26,504	$1	$34,881	$1	$1	$3,053,342
Number of outstanding shares	12,842,056	15,495,276	47,011,958	765,609	29,417,261	934,633	40	1,191,769	40	40	107,658,682
Transactional Net Asset Value per Share as of November 30, 2024	$28.38	$28.36	$28.32	$28.36	$28.38	$28.36	$29.27	$29.27	$30.69	$30.68

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value as of November 30, 2024 ($ in thousands):

As of November 30, 2024
GAAP Net Asset Value	$2,946,589
Adjustment:
Accrued shareholder servicing fees and distribution fees	106,753
Transactional Net Asset Value	$3,053,342

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of November 30, 2024:

		As of November 30, 2024
Valuation Methodology & Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	5.8%	5.0% - 10.0%
	Weight Ascribed to Market Comparables	1.3%	0.0% - 25.0%
	Weight Ascribed to Discounted Cash Flow	86.9%	0.0% - 100.0%
	Weight Ascribed to Transaction Price/Other	11.8%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	11.1x	11.1x - 11.1x

Discounted Cash Flow	Weighted Average Cost of Capital	9.9%	6.5% - 15.0%
	Enterprise Value / LTM EBITDA Exit Multiple	14.4x	7.0x - 23.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values as of November 30, 2024:

	As of November 30, 2024
Input	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital	0.25% decrease	+2.35%
	0.25% increase	-2.30%